Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or  the “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, hereby informs that on this date the Company received a letter from Bratel B.V. and Bratel S.À R.L, including the following information:

“To

Oi S.A. – Under Judicial Reorganization

Att.: RICARDO MALAVAZI MARTINS – Investor Relations Officer

Rua Humberto de Campos, 425, 8º andar, Leblon

Rio de Janeiro, RJ

Re.:      Disclosure of Material Equity Interest

Dear Sir/Madam,

1.                  As a good governance practice, in addition to the letter sent to Oi S.A. – In Judicial Reorganization (“Company”) on September 15, 2017,we hereby inform that, on this date, transfer of 55,448,726 common shares issued by the Company was made, representing approximately 6.71% of the total equity of the Company (“Shares”), formerly held by Bratel B.V., a company with headquarters in the city of Amsterdam, The Netherlands, at Naritaweg 185, 1043 BW, with Corporate Taxpayers’ ID (CNPJ/MF) No. 12.776.550/0001-86 (the “Bratel BV”), hereby represented by its attorney-in-fact, Bernardo Rhodes Sérgio Amado, with Individual Taxpayers’ ID No. 235.224.088-37, to Bratel S.à r.l, a company fully controlled by Bratel BV, with headquarters at 69 Boulevard de la Pétrusse, 2320, Luxembourg, with Corporate Taxpayer’s ID (CNPJ/MF) No. 28.348.452/0001-88 (the “Bratel Sarl”), hereby represented by its attorney-in-fact, Bernardo Rhodes Sérgio Amado, identified above.

2.                  Additionally, we inform that, considering the conclusion of the transfer of the Shares, as indicated in item 1 above, the corporate reorganization, with the purpose of concentrating the operations in Luxembourg, was concluded, which resulted in the transfer totaling 183,662,204 common shares issued by the Company, representing approximately 22.24% of the total capital of the Company, to Bratel Sarl.

Exhibit 2

3.                  Therefore, considering that Bratel BV holds the total shares representing the capital of Bratel Sarl, Bratel BV is now an indirect shareholder of the Company, indirectly holding, 183,662,204 common shares issued by the Company, representing approximately 22.24% of the total capital of the Company.

4.                  The equity interest of Bratel Sarl in the Company is held for investment purposes, and currently there are no plans or intention to change the configuration of the equity control or the administrative structure of the Company.

This is what we needed to inform you of at this time.

Sincerely,

Bratel S.à r.l

________________________________
Bernardo Rhodes Sérgio Amado Attorney-in-fact

Bratel B.V.

________________________________
Bernardo Rhodes Sérgio Amado Attorney-in-fact”

Rio de Janeiro, September 29, 2017.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Financial and Investor Relations Officer